Exhibit 10.2

EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

Under the

JONES ENERGY, INC. 2013 OMNIBUS INCENTIVE PLAN

THIS EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award”) is made as of May     , 2014 (the “Grant Date”), by and between Jones Energy, Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

W I T N E S S E T H:

WHEREAS, pursuant to the Jones Energy, Inc. 2013 Omnibus Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the interest of the Company and its stockholders to grant restricted stock units of the Company (“Restricted Stock Units”), each of which represents the value of one share of Company Class A Common Stock, par value $0.001 per share (the “Common Stock”), as provided herein, in order to encourage the Grantee to remain in the employ of the Company or its Subsidiaries, to encourage the sense of proprietorship of the Grantee in the Company and to stimulate the active interest of the Grantee in the development and financial success of the Company.

NOW THEREFORE, the Company awards the Restricted Stock Units to the Grantee, subject to the following terms and conditions of this Award:

1.                                      Grant of Restricted Stock Units.  Subject to the terms and conditions contained herein, including, but not limited to, the restrictions in Sections 3 and 4 of this Award, the Company hereby grants to the Grantee an award of                                  Restricted Stock Units under the Plan.  Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Plan.

2.                                      Establishment of Bookkeeping Account.  The grant of Restricted Stock Units pursuant to this Award shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Grantee of the unfunded and unsecured right to receive the value of such Restricted Stock Units, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award.

3.                                      Transfer Restrictions.  Except as expressly provided herein, this Award and the Restricted Stock Units are non-transferrable and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process.  Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award provided for herein shall immediately become null and void, and the Restricted Stock Units shall be immediately cancelled and forfeited.

4.                                      Restrictions.  Unless earlier vested pursuant to Section 5 or Section 7 of this Award, the restrictions on the Restricted Stock Units shall lapse, and the Restricted Stock Units shall vest, in the following percentages on the following dates (each a “Vesting Date”):

(i)                                     33 1/3% on April 1, 2015;

(ii)                                  33 1/3% on April 1, 2016; and

(iii)                               33 1/3% on April 1, 2017;

provided, however, that the Grantee is continuously employed by the Company or a Subsidiary from the Grant Date through each of the above respective Vesting Dates.  Any fractional shares shall be rounded-up to the next whole share (not to exceed the total number of shares of Restricted Stock Units granted under this Award).  If the Grantee does not remain continuously employed by the Company or a Subsidiary until the Vesting Dates specified above, then (except as provided in Section 5 or Section 7) all outstanding unvested Restricted Stock Units shall be cancelled and forfeited immediately as of the termination date of the Grantee’s employment.

5.                                      Vesting Due to Death or Disability.  Notwithstanding any provision in this Award to the contrary, if the Grantee’s employment terminates due to death or Disability prior to the final Vesting Date (and a Change in Control), provided the Grantee is continuously employed by the Company or a Subsidiary from the Grant Date through such termination date (the “Vesting Date” for purposes of this Section 5), any unvested Restricted Stock Units as of the date of such termination shall immediately vest in full.

6.                                      Distribution Following Vesting.  As soon as administratively feasible following the Vesting Date or vesting event of Restricted Stock Units pursuant to Section 4 or 5 of this Award, respectively, but no later than 15 days after the date such vesting occurs and subject to the withholding referenced in Section 10, the Company will cause to be issued and delivered to the Grantee (or Grantee’s estate in the event of death) one share of Common Stock (in certificate or electronic form) with respect to each vested Restricted Stock Unit.

7.                                      Change in Control.

(a)                                 In the event of a Change in Control (as defined in the Plan) prior to the final Vesting Date, provided the Grantee is continuously employed by the Company or a Subsidiary from the Grant Date through the date of the Change in Control, then, for purposes of Section 4 of this Award, except as provided in Section 7(b) below, the Restricted Stock Units shall continue to vest on each of the Vesting Dates occurring after the date of the Change in Control, provided the Grantee remains continuously employed by the Company or a Subsidiary from the date of the Change of Control through such Vesting Dates (except as provided in Section 7(b) below).  The vested Restricted Stock Units will be distributed to the Grantee as soon as practicable after each Vesting Date occurring after the date of the Change in Control, but in no event later than the 15th day after such vesting occurs and subject to the withholding referenced in Section 10, in the same percentage of cash (if any) and equity (if any) for each unit as is received by shareholders of the Company in connection with the Change in Control for a share of Common Stock.  In the event all or a portion of the Performance Units are paid in cash, at the time of payment the Grantee will receive an additional amount in cash for interest on such cash amount based on a rate of 6%, compounded annually, from the date of the Change in Control until the applicable Vesting Date (the “interest rate”).

(b)                                 The foregoing notwithstanding, if after the date of the Change in Control but prior to the final Vesting Date the Grantee’s employment is (i) involuntarily terminated by the Company or its successor for any reason other than Cause (as defined below), (ii) terminated by the Grantee for Good Reason (as defined below), (iii) terminated due to death or Disability, then the Restricted Stock Units determined under Section 7(a) that have not been distributed as of the Grantee’s termination date will be distributed to the Grantee within 30 days following the Grantee’s termination date.  In the event all or a portion of the Restricted Stock Units are paid in cash, at the time of payment the Grantee will receive an additional amount in cash interest on such cash amount for the period beginning on the date of the Change in Control and ending on the Grantee’s termination based on the interest rate.  If after the date of the Change in Control but prior to the final Vesting Date the Grantee’s employment is (x) involuntarily terminated by the Company or its successor for Cause or (y) voluntarily terminated by the Grantee for any reason other than Good Reason, then the Grantee shall have no rights under this Award and all the Performance Units shall be forfeited as of his or her termination date.

(c)                                  For purposes of Section 7(b), “Cause” shall mean, if not otherwise defined in an employment agreement between the Grantee and the Company or its successor in effect as of the date of his or her termination, the Grantee’s (i) failure to reasonably and substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company’s or successor’s business, reputation or prospects; or (iii) conviction or plea of nolo contendere with respect to the commission of a felony or other serious crime involving moral turpitude.

(d)                                 For purposes of Section 7(b), “Good Reason” shall mean the occurrence of any of the following events:  (i) a material diminution in the Grantee’s base salary; (ii) a material diminution in the Grantee’s position, authority, duties or responsibilities immediately prior to the date of the Change in Control; or (iii) the involuntary relocation of the geographic location of the Grantee’s principal place of employment by more than 50 miles from the location of the Grantee’s principal place of employment as of the Grant Date.  Notwithstanding the foregoing, any assertion by the Grantee of a termination of employment for Good Reason shall not be effective unless all of the following requirements are satisfied:  (1) the condition described in clause (i), (ii) or (iii) above giving rise to the Grantee’s termination of employment must have arisen without the Grantee’s consent; (2) the Grantee must provide written notice to the Company of such condition in accordance with Section 12 within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company (“cure period”); and (4) the Grantee’s termination of employment must occur within 30 days after the end of the cure period.  If the Grantee does not provide the notice described in clause (2) above, or if the Company corrects the event during the cure period as described in clause (3) above, or the Grantee does not terminate employment as described in clause (4) above, then the event shall not constitute Good Reason.

8.                                      Adjustments.  As provided in Section 15 of the Plan, certain adjustments may be made to the Restricted Stock Units upon the occurrence of events or circumstances described in Section 15 of the Plan.

9.                                      Tax Withholding; Code Section 409A.

(a)                                 The obligation of the Company to issue and deliver to the Grantee (in certificate or electronic form) shares of Common Stock as provided in Section 6 hereof shall be subject to the receipt by the Company from the Grantee of any withholding taxes required as a result of the award of the Restricted Stock Units, vesting or lapsing of restrictions thereon.  Unless the Committee or the Board shall determine otherwise at any time after the date hereof, the Grantee may satisfy all or part of such withholding tax requirement by electing to sell to the Company a designated number of shares of Common Stock that otherwise would have been delivered to the Grantee in settlement of this Award, the price per share of which shall be equal to the Fair Market Value of such shares, provided that the aggregate value of the shares sold does not exceed the minimum required tax withholding obligation.

(b)                                 The Restricted Stock Units granted under this Award are intended to be exempt from Code Section 409A under the “short term deferral exclusion” and ambiguous provisions of this Award, if any, shall be construed and interpreted in a manner consistent with such intent.

10.                               Incorporation of Plan Provisions.  This Award and the award of Restricted Stock Units hereunder are made pursuant to the Plan and are subject to all of the terms and provisions of the Plan as if the same were fully set forth herein.  In the event that any provision of this Award conflicts with the Plan, the provisions of the Plan shall control.  The Grantee acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Grantee.

11.                               No Rights to Employment.  Nothing contained in this Award shall confer upon the Grantee any right to continued employment by the Company or any Subsidiary of the Company, or limit in any way the right of the Company or any Subsidiary to terminate or modify the terms of the Grantee’s employment at any time.

12.                               Notice.  Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered personally or sent by courier or first class mail, postage prepaid to the following address:

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Attn: Corporate Secretary

Any notice or other communication to the Grantee with respect to this Award shall be in writing and shall be delivered personally, or shall be sent by courier or first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

13.                               Compliance with Recoupment Policy.  Any amounts payable, paid, or distributed under this Award are subject to the recoupment policy of the Company as in effect from time to time.

14.                               Miscellaneous.

(a)                                 THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

(b)                                 This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(c)                                  The granting of this Award shall not give the Grantee any rights to similar grants in future years.

(d)                                 If any term or provision of this Award should be invalid or unenforceable, such provision shall be severed from this Award, and all other terms and provisions hereof shall remain in full force and effect.

(e)                                  This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof.  This Award may not be amended, except by an instrument in writing signed by the Company and the Grantee.

(f)                                   This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

JONES ENERGY, INC.

By:

Name:

Title:

The Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof.

GRANTEE

By:

Name: